PROSPECTUS SUPPLEMENT No. 4	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated May 31, 2022)	Registration No. 333-265191

Up to 8,108,110 Shares of Class A Common Stock

This prospectus supplement supplements the prospectus, dated May 31, 2022, or the Prospectus, which forms a part of our registration statement on Form S-1 (No. 333-265191). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2022, or the Current Report. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholder named in this prospectus, or the Selling Securityholder, of an aggregate of up to 8,108,110 shares of our Class A common stock, $0.0001 par value per share, or Class A common stock, which consists of (i) up to 4,054,055 shares of our Class A common stock and (ii) up to 4,054,055 shares of our Class A common stock issuable upon the exercise of certain common stock purchase warrants, or the PIPE Warrants, which shares of Class A common stock and PIPE Warrants were originally issued in a private placement to the Selling Securityholder.

The Class A Common Stock and Public Warrants are listed on The Nasdaq Stock Market LLC under the symbols “CELU” and “CELUW”, respectively. On July 19, 2022, the last reported sales price of Class A Common Stock was $3.50 per share and the last reported sales price of our Public Warrants was $0.52 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 5 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus supplement dated July 20, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2022

CELULARITY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38914	83-1702591
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 Park Ave Florham Park, New Jersey	07932
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 768-2170

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CELU	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	CELUW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2022, Andrew L. Pecora, M.D., F.A.C.P., President of Celularity Inc., or Celularity, notified the board of directors of his decision to resign as President effective as of August 31, 2022. Dr. Pecora’s decision to resign was not due to any disagreement with Celularity on any matter, or relating to its operations, policies, or practices. Celularity expects to enter into a consulting agreement with Dr. Pecora whereby Dr. Pecora will continue to assist Celularity during a transition period and also serve as co-Chair of Celularity’s Scientific Advisory Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2022	CELULARITY INC.

	By:	/s/ Keary Dunn
Keary Dunn
Chief Legal Officer